Exhibit 99.3

ADVANCED MICRO DEVICES, INC.

SELECTED CORPORATE DATA

(Millions)

	Three Months Ended
	Sept. 27, 2014	Jun. 28, 2014	Mar. 29, 2014	Dec. 28, 2013	Sep. 28, 2013	Jun. 29, 2013	Mar. 30, 2013
Segment and Category Information
Computing and Graphics
Net revenue	$781	$828	$861	$888	$925	$994	$913
Operating income (loss)	(17)	$(6)	$3	$(15)	$9	$(20)	$(75)
Enterprise, Embedded and Semi-Custom
Net revenue	648	613	536	699	536	167	175
Operating income	108	97	85	129	92	22	52
All Other
Net revenue	—	—	—	2	—	—	—
Operating income (loss)	(28)	(28)	(39)	21	(6)	(31)	(75)
Total
Net revenue	$1,429	$1,441	$1,397	$1,589	$1,461	$1,161	$1,088
Operating income (loss)	$63	$63	$49	$135	$95	$(29)	$(98)